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                                                                    Exhibit 99.3

                        Report of Independent Accountants


To the Board of Directors of
Chase Manhattan Bank USA, N.A.

We have examined management's assertion, included in the accompanying Management Report on Internal Control over Processing and Reporting Relating to Securitized Automobile Financing Receivables, that the Chase Manhattan Bank USA, N.A. (the "Bank"), as servicer of Chase Manhattan Auto Owner Trusts, maintained effective internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2003, based on criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank's management is responsible for maintaining effective internal control over processing and reporting relating to securitized automobile financing receivables. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over processing and reporting relating to securitized automobile financing receivable, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatement due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over processing and reporting relating to securitized automobile financing receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Chase Manhattan Bank USA, N.A., as servicer of Chase Manhattan Auto Owner Trusts, maintained effective internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2003, is fairly stated, in all material respects, based on the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ PricewaterhouseCoopers LLP

March 25, 2004